                                                                 EXHIBIT 3.23(a)


                         CERTIFICATE OF INCORPORATION

                                      OF

                          AORT HOLDING COMPANY, INC.

                                   ARTICLE I

     The name of the corporation is AORT HOLDING COMPANY, INC. (the "Corporation").

                                  ARTICLE II

     The address of the Corporation's registered office, in the County of New Castle, is 900 Market Street, Wilmington, DE 19801. The name of the registered agent at that address is Griffin Corporate Services, Inc.

                                  ARTICLE III

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware; provided that the Corporation's activities shall be confined to the management and maintenance of its intangible investments and the collection and distribution of the income from such investments or from tangible property physically located outside Delaware, all as defined in, and in such manner to qualify for exemption from income taxation under, Section 1902(b)(8) of Title 30 of the Delaware Code, or under the corresponding provision of any subsequent law.

                                  ARTICLE IV

     The total number of shares of all classes of stock which the Corporation shall have authority to issue is one thousand (1,000), all of which shall be common stock, $.01 par value per share ("Common Stock").

                                   ARTICLE V

     Board of Directors is expressly authorized to adopt, amend, alter or repeal the bylaws of the Corporation.

                                  ARTICLE VI

     The Corporation shall have the right, subject to any express provisions or restrictions contained in this certificate of incorporation from time to time, to amend this certificate of incorporation or any provision hereof in any manner now or hereafter provided by law, and all rights and powers at any time conferred upon the directors or stockholders of the Corporation by this certificate of incorporation or any amendment hereto are subject to such right of the Corporation.

                                  ARTICLE VII

     The number of directors of the Corporation shall be determined in accordance with the Corporation's bylaws. The number of directors constituting the initial board of directors of the Corporation shall be three (3), which directors shall be appointed by the incorporator.

                                 ARTICLE VIII

     No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     No repeal or modification of the foregoing provisions of this Article VIII by the stockholders of the Corporation shall adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                  ARTICLE IX

     Elections of directors of the Corporation need not be by written ballot.

                                   ARTICLE X

     Meetings of the stockholders will be held within the State of Delaware. The books of the Corporation will be kept (subject to the provisions contained in the General Corporation Law) in the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation.

                                  ARTICLE XI

     The Corporation shall have no power and may not be authorized by its stockholders or directors (i) to perform or omit to do any act that would cause the Corporation to lose its status as a corporation exempt from the Delaware Corporation income tax under Section 1902(b)(8) of Title 30 of the Delaware Code, or under the corresponding provision of any subsequent law, or (ii) to conduct any activities outside of Delaware which could result in the Corporation being subject to tax outside of Delaware.

                                  ARTICLE XII

     The name and mailing address of the incorporator is as follows:

            Name                           Mailing Address
            ----                           ---------------

            Victoria L. Garrett            900 Market Street
                                           Wilmington, Delaware 19801

                                 ARTICLE XIII

     The powers of the incorporator shall terminate upon election of directors.

     I, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring that this is my act and deed and that the facts herein stated are true and accordingly have hereunder set my hand this 1st day of May, 1996.

                                ________________________________________________
                                Victoria L. Garrett, Incorporator